							   EXHIBIT 10.28

			    EMPLOYMENT AGREEMENT

	AGREEMENT (this "Agreement") entered into as of the 1st day of May, 2000, by and between Micros-to-Mainframes, Inc., a New York corporation with its principal place of business at 614 Corporate Way, Valley Cottage, New York 10989 (the "Company"), and David Schwartz, residing at 8 Adrienne Drive, Old Bethpage, New York 11804 (the "Employee").

			       WITNESSETH:

	WHEREAS, Company desires to employ the Employee, and the Employee is willing to be employed by the Company, as the Chief Financial
Officer of the Company, on the terms and subject to the conditions set forth in this Agreement;

	NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the adequacy and receipt of' which is hereby acknowledged, the Company and the Employee do hereby agree as follows:

	1.      Employment

	The Company hereby employs the Employee, and the Employee hereby accepts employment, as Chief Financial Officer for the Company, upon the terms and subject to the conditions set forth in this Agreement.

	2.      Term

	The term of this Agreement shall begin on the date hereof (the "Commencement Date") and continue for an initial term of twelve months from the Commencement Date, unless earlier terminated as provided herein; provided, however, that the term of this Agreement shall be automatically continued and extended for successive twelve month periods at the end of the initial term (each twelve month extension being hereinafter referred to as a "renewal term"), unless, at least ninety (90) days before the end of the initial term or any renewal term, the Company shall give the Employee, or the Employee shall give the Company, a notice in writing electing to terminate this Agreement as of the end of the initial term or any renewal term, as the case may be. If no such notice is given at least 90 days prior to the end of the initial term or any renewal term, as the case may be, then on the last day upon which such notice could have been given, the term shall be deemed to have been extended for an additional twelve month period.

	3.      Duties

	During the term of this Agreement, the Employee shall serve as Chief Financial Officer of the Company and shall perform services commensurate with that position, subject to the supervision of the Chief Executive Officer and President of the Company. The Employee shall devote his full business time exclusively to the business and affairs of the Company and its subsidiaries, except during a transition period of not more than 30 days from the date hereof during which the Employee fulfills his obligations to his prior employer (the "Transition Period"). During the term of this Agreement, the Employee shall use his best efforts, skill and abilities to promote the interests of the Company and its subsidiaries. The Employee shall perform his duties out of the Valley Cottage, New York office for as long as the Company has an office at such location and thereafter in such reasonable location as the Company shall determine, provided such office is in the New York City Metropolitan Area.

	4.      Compensation

	For the services rendered hereunder, the Company shall pay and the Employee shall accept the following compensation:

	(a) An annual base salary of $185,000, subject to annual review by the Company's Board of Directors; except that the Employee's base salary shall be prorated during the Transition Period based upon the actual time devoted to the business and affairs of the Company and its subsidiaries. The Employee's salary shall be payable subject to such deductions as are then required by law and such further deductions as may be agreed to by the Employee, in accordance with the Company's prevailing salary payroll practices.

	(b) The Company will pay the Employee a bonus in the amount of $20,000 upon the consummation of a public offering or private financing, of which at least $ 10,000,000 of the gross proceeds are to be used for the benefit of its Pivot Technologies, Inc. ("Pivot") subsidiary (a "Qualified Pivot Financing"). The Company also shall pay the Employee a bonus of $15,000 at the end of the initial term for successfully implementing financial systems for Pivot and effecting the separation of Pivot from the Company. The Employee shall be entitled to such additional noncumulative bonus as determined by the Company's Board of Directors from time to time in its sole and absolute discretion.

	(c) On the Commencement Date, the Company shall grant to the Employee stock options (the "Options") to purchase 25,000 shares of its common stock pursuant to the Company's 1998 Stock Option Plan (the "Plan"). The exercise price of the Options shall be equal to the mean of the closing bid and asked prices of one share of common stock on the Commencement Date. The Employee may exercise Options to purchase 10,000 shares at any time after the Commencement Date, Options to purchase a cumulative total of 15,000 shares after the first anniversary of the Commencement Date, Options to purchase a cumulative total of 20,000 shares after the second anniversary of the Commencement Date, and Options to purchase a cumulative total of 25,000 shares of common stock after the third anniversary of the Commencement Date. In no event may the Options be exercised after the tenth anniversary of the Commencement Date, subject to the early termination provisions of the Plan. The Options shall be subject to the Plan, and in the event of any inconsistency between the terms hereof and the terms of the Plan, the terms of the Plan shall govern.

	(d) The Company shall pay the Employee $650 per month as a non-accountable automobile allowance, and provide him with an E-Z Pass account for highway and bridge tolls.. The Company shall not be responsible for insurance for said automobile nor any other expenses associated with such automobile. Any income taxes resulting from the payment of such allowance or E-Z Pass tolls shall be the responsibility of the Employee.

	(e) If the Employee is appointed Chief Financial Officer of Pivot, then upon consummation of an initial public offering of the common stock of Pivot ("Pivot Common Stock") resulting in gross proceeds of at least $10,000,000 (the "Pivot IPO"), the Company shall cause Pivot to grant the Employee options to purchase 100,000 shares of Pivot Common Stock (the "Pivot Options") pursuant to the Pivot 2000 Long Term Performance Plan (the "Pivot Plan"). The number of shares of Pivot Common Stock subject to the Pivot Options has been determined on the assumption that the number of shares of Pivot Common Stock outstanding immediately after the closing of the Pivot IPO will not exceed 20,000,000 shares. If the number of shares of Pivot Common
Stock outstanding immediately after the IPO exceeds 20,000,000 shares, the number of shares of Pivot Common Stock subject to the Pivot
Options granted to the Employee shall be proportionately adjusted. The exercise price of the Pivot Options shall be equal to the initial public offering price of the Pivot Common Stock in the Pivot IPO. The Employee may exercise the Pivot Options at any time during the period commencing upon the first anniversary of the closing of the Pivot IPO (or such earlier date, if any, as the Company distributes all shares of Pivot Common Stock which it owns to its shareholders without federal income tax consequences to the Company and its shareholders) and ending on the tenth anniversary of the closing of the Pivot IPO. The Pivot Options shall be subject to the Pivot Plan, and in the event of any inconsistency between the terms hereof and the terms of the Pivot Plan, the terms of the Pivot Plan shall govern.

	5.      Benefits and Expenses

	(a) The Employee shall be entitled to participate, subject to customary eligibility requirements, in all fringe benefits customarily granted or made available to an executive officer of the Company, other than to the extent made available to Anthony Travaglini, Howard Pavony and/or Steven Rothman and not to other executives of the Company, such as medical, disability, hospital and health insurance plans, and profit sharing and pension plans, life insurance and other plans, if any.

	(b) During the term of this Agreement, the Company shall, upon presentation of proper vouchers, also reimburse the Employee for all reasonable expenses incurred by him directly in connection with his performance of services as an officer and employee of the Company, other than automobile related expenses.

	(c) The Employee shall be entitled to three (3) weeks of paid vacation for the initial term, and four (4) weeks of paid vacation for any renewal term, provided that the Employee shall not take more than two consecutive weeks of vacation during any calendar year.

	(d) The Employee shall receive as paid days off all holidays that the Company, pursuant to established policy, recognizes and observes.

	6.      Disability, Death: Termination for Cause

	(a) If, during the term of this Agreement, the Employee becomes so disabled or incapacitated by reason of any physical or mental illness so as to be unable to perform the services required of him pursuant to this Agreement for a continuous period of (i) three (3) months during the initial term, or (ii) four (4) months during any renewal term, then this Agreement shall terminate at the end of such three month or four month period, as the case may be; provided that during such period, the Employee shall be paid the full salary, benefits, and expenses otherwise payable to him as set forth above, less the amount paid to the Employee from mandatory disability insurance for the period of such illness or incapacity. A termination by reason of the Employee's disability shall not relieve the Employee of his covenants to the Company set forth herein, which shall survive such termination, except that the covenant set forth in Section 8(a) hereof shall be of no force and effect upon Employee giving the Company four (4) week written notice that he is no longer disabled and the Company (or a successor or assign) not offering to rehire Employee upon substantially the same terms and conditions set forth herein.
This Agreement shall also terminate upon and as of the date of death of the Employee at any time during the term of this Agreement.

	(b) The employment of Employee may be terminated by the Company for "Cause" (as hereinafter defined). Such termination for Cause shall be effective immediately upon delivery of written notice to the Employee setting forth the reason or reasons for such termination. If the Employee's employment is terminated for Cause, the Company shall not be obligated to make any further payments of compensation hereunder to the Employee, except amounts accrued through the date of termination. Termination for Cause shall not relieve Employee of his covenants to the Company set forth herein, which covenants shall survive such termination. For purposes hereof, "Cause" shall mean (i) acts and/or omissions, or a course of conduct, of Employee, that constitute gross negligence or willful neglect, (ii) drug or alcohol abuse, (iii) conviction of a felony, other than traffic offenses which do not bring the Employee or the Company into disgrace or disrepute, or (iv) any act of embezzlement, conversion of goods or services, or fraud with respect to the Company.

	7.      Severance Benefits

	    If the Company terminates the Employee's employment under this Agreement:

	    (a) Other than for Cause or disability, prior to the renewal of the initial term:

	      (1) the Company shall pay the Employee as a severance benefit, within 30 days after the date of termination, an amount equal to

		   (i)    his base compensation on the date of
			  termination for the remainder of the
			  initial term, plus

		   (ii) 50% of his annual base salary on the date of termination, or if such termination is
			   within six months after a Change In Control
			  (as hereinafter defined), 100% of his
			   annual base salary on the date of
			   termination; and

		(2) the Company shall provide the Employee with health insurance coverage, or reimburse the Employee for the cost of such coverage, under the Company's health insurance plan, on the same basis as immediately prior to the date of termination during the period commencing with the date of termination and ending six months after the end of the initial term.

	       (b) By not extending the term of this Agreement at the end of the initial term:

		  (1) the Company shall pay the Employee as a severance benefit, within 30 days after the end of the initial term, an amount equal to 50% of his annual base salary on the date of termination; and

		   (2) the Company shall provide the Employee with
		       health insurance coverage, or reimburse the Employee for the cost of such coverage, under the Company's health insurance plan, on the same basis as immediately prior to the date of termination during the period commencing with the date of termination and ending six months after the end of the initial term.

		(c) Other than for Cause or disability, after extending the initial term:

		    (1) the Company shall pay the Employee as a severance
			benefit, within 30 days after the date of termination, an amount equal to

			(i)  his base compensation on the date of
			     termination for the remainder of the
			     applicable  renewal term, plus

			(ii) 100% of his annual base salary on the date
			    of termination, or if such termination is within six months after a Change In
			    Control, 200% of his annual base salary on the date of termination; and

		      (2) the Company shall provide the Employee with health insurance coverage, or reimburse the Employee for the cost of such coverage, under the Company's health insurance plan, on the same basis as immediately prior to the date of termination during the period commencing with the date of termination and ending twelve months after the end of the renewal term.

		(d) By not extending the term of this Agreement at the end of any renewal term:

		      (1) the Company shall pay the Employee as a severance
			  benefit, within 30 days after the end of the renewal term, an amount equal to his annual base salary on the date of termination; and

		      (2) the Company shall provide the Employee with
			  health insurance coverage, or reimburse the Employee for the cost of such coverage, under the Company's health insurance plan, on the same basis as immediately prior to the date of termination during the period commencing with the date of termination and ending twelve months after the end of the renewal term.

As used herein, a "Change In Control" shall be deemed to occur when any person, corporation, partnership, association or entity, directly or indirectly (through a subsidiary or otherwise), (i) acquires or is granted the right to acquire, directly or through a merger or similar transaction, a majority of Company's outstanding voting securities, or
(ii) acquires all or substantially all of the Company's assets.

	8.   Covenants and Restrictions

	The Employee covenants that, except in carrying out his duties hereunder, during the term of his employment and for a period of twelve (12) months following the date of termination of employment hereunder:

	(a) Employee will not, directly or indirectly, own any interest in, participate or engage in, assist, render any services (including advisory services) to, become associated with, work for, serve (in any capacity whatsoever, including, without limitation, as an employee, consultant, advisor, agent, independent contractor, officer or director) or otherwise become in any way or manner connected with the ownership, management, operation, or control of, any business, firm, corporation, partnership or other entity (collectively referred to herein as a "Person") that engages in, or assists others in engaging in or conducting any business, which deals, directly or indirectly, in products or services competitive with the Company's product line or services, within a 250 mile radius of any office of the Company or its subsidiaries; provided, however, that the above shall not be deemed to prohibit Employee from owning or acquiring securities issued by any corporation whose securities are listed with a national securities exchange or are traded in the over-the-counter market, provided that Employee at no time owns, directly or indirectly, beneficially or otherwise, one (I %) percent or more of any class of any such corporation's outstanding capital stock.

	(b) Except as specifically provided in this subsection (b), notwithstanding anything contained in subsection (a) above, Employee will not knowingly provide or solicit to provide to any Person or individual, services or products competitive with those provided by the Company, or that the Company has planned to provide. Notwithstanding anything herein to the contrary, no limitation shall be imposed on Employee hereunder with respect to services that the Company has planned to provide and which are not actually being provided at the time of the termination of Employee's employment hereunder and which are not actually provided within twelve (12) months following the termination of Employee's employment hereunder.

	(c) Employee agrees that he shall not divulge to others, nor shall he use to the detriment of the Company or in any business competitive with or similar to any technology or business engaged in by the Company or any of its subsidiary or affiliated companies, at any time during his employment with the Company or thereafter, any confidential or trade secret information obtained by him during the course of his employment with the Company relating to technology, sales, salesmen, sales volume or strategy, customers, formulas, processes, methods, ideas, improvements or inventions belonging to or relating to the business of the Company, or its subsidiary or affiliated companies.

	(d) Employee will neither solicit, hire or seek to solicit or hire any of the Company's personnel in any capacity whatsoever nor shall Employee induce or attempt to induce any of the Company's personnel to leave the employ of the Company to work for Employee or otherwise.

	(e) Employee acknowledges that his breach of any of the restrictive covenants contained in this Section 8 may cause irreparable damage to the Company for which remedies at law would be inadequate. Accordingly, if Employee breaches or threatens to breach any of the provisions of this Section 8, the Company shall be entitled to appropriate injunctive relief, including, without limitation, preliminary and permanent injunctions, in any court of competent jurisdiction, restraining Employee from taking any action prohibited hereby. This remedy shall be in addition to all other remedies available to the Company at law or equity. If any portion of this
Section 8 is adjudicated to be invalid or unenforceable, this Section 8 shall be deemed amended to delete therefrom the portion so adjudicated, such deletion to apply only with respect to the operation of this Section 8 in the jurisdiction in which such adjudication is made.

	9.      Proprietary Property

	(a) The Employee agrees that any and all inventions or improvements as well as any and all ideas, creations, know-how and methods of applying and putting into practice any inventions or improvements (all of the foregoing being hereinafter called "Proprietary Property" and being more fully defined in subparagraph
(b) below) that are created, developed, conceived of or discovered either (i) by the Employee (solely or jointly with others) either in the course of his employment, on the Company's time, with the Company's materials or facilities, relating to any subject matter with which his work for the Company is or may be concerned, or relating to any business in which the Company or any of its subsidiaries or affiliated companies is involved, or (ii) by or for the Company, or
(iii) by any independent individual or Person and thereafter acquired by the Company, and which are within the Employee's knowledge or possession in the case of (i) above or that come into the Employee's knowledge or possession during and in the course of the Employee's employment hereunder in the case of (ii) or (iii) above, shall be, if created, developed, conceived of or discovered by the Employee, promptly disclosed to the Company, or shall be, if otherwise developed or acquired by the Company, received by the Employee as an employee of the Company and not in any way for his own benefit. Employee shall neither have nor obtain any right, title or interest in or to such Proprietary Property unless and until the Company shall expressly and in writing waive the rights that it has therein and thereto under the provisions of this sentence. With respect to any and all Proprietary Property that is invented, created, written, developed, furnished or produced by the Employee, or suggested by the Employee to the Company, during the term of the Employee's employment under this Agreement, Employee does hereby agree that all such Proprietary Property shall be the exclusive property of the Company, and that the Employee shall neither have nor retain any right, title or interest, of any kind therein and thereto or in and to any results or proceeds therefrom. At any time, whether during or after the term of this Agreement, the Employee will, upon the request and at the expense of the Company, (A) obtain patents or copyrights on, or (B) permit the Company to patent or copyright, any such Proprietary Property, whichever (A) or (B) is appropriate, and/or (C) execute, acknowledge and deliver any and all assignments, instruments of transfer, or other documents, that the Company deems necessary or appropriate to transfer to and vest in the Company all right, title and interest in and to such Proprietary Property and to evidence the Company's ownership of such Proprietary Property, including, without limitation, taking all steps necessary to enable the Company to publish or protect said Proprietary Property by patents or otherwise in any and all countries and to render all such assistance as the Company may require in any patent office proceeding or litigation involving said Proprietary Property. The Employee shall not, without limitation as to time or place, use any Proprietary Property except on Company business, during or after his period of employment, nor disclose the same to any other Person or individual except for disclosure on Company business or as may be required by law.

	(b) As used in this Agreement, "Proprietary Property" means proprietarytechnical information not generally known in the Company's industry and which is disclosed to Employee or known or developed by Employee as a consequence of or through his employment with the Company.

	(c) During or subsequent to the Employee's employment by Company, Employee will never, directly or indirectly, lecture upon, publish articles concerning, use, disseminate, disclose, sell or offer for sale any Proprietary Property without the Company's prior written permission.

	10.     Prior Agreements

	Employee represents that he is not now under any written agreement, nor has he previously, at any time, entered into any written agreement with any person, firm or corporation, which would or could in any manner preclude or prevent him from giving freely and the Company receiving the exclusive benefit of his services.

	11.     Miscellaneous

	(a) This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, and upon the Employee, his heirs, executors, administrators, legatees and legal representatives. Employee acknowledges that upon the consummation of the Pivot IPO, the Company will assign this Agreement to Pivot, and the Company will cause Pivot to assume the obligations of the Company hereunder, whereupon this Agreement shall become the sole obligation of Pivot, without any further liability on the part of the Company, and Employee shall continue to be bound by the terms hereof. The
Company shall give the Employee prompt written notice of such assignment and assumption of this Agreement. Following the assignment of this Agreement to Pivot, all references to the Company in Section 8 shall include Pivot.

	(b) Should any part of this Agreement, for any reason whatsoever, be declared invalid, illegal, or incapable of being enforced in whole or in part, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated, and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including therein any portion which may for any reason be declared invalid.

	(c) This Agreement shall be construed and enforced in accordance with the laws of the State of New York applicable to agreements made and performed in such State without application to the principles of conflicts of laws.

	(d) This Agreement and all rights hereunder are personal to the Employee and except as provided in Section I I (a) above, shall not be assignable, and any purported assignment in violation thereof shall be null and void.

	(e) This Agreement constitutes the entire agreement between the parties hereto with respect to the terms and conditions of the Employee's employment by the Company, and this Agreement supersedes and renders null and void any and all other prior oral or written agreements, understandings, or commitments pertaining to the Employee's employment by the Company. No variation hereof shall be deemed valid unless in writing and signed by the parties hereto, and no discharge of the terms hereof shall be deemed valid unless by full performance by the parties hereto or by a writing signed by the parties hereto. No waiver by either party of any provision or condition of this Agreement by him or it to be perfon-ned shall be deemed a waiver of similar or dissimilar provisions and conditions at the same time or any prior or subsequent time.

	(f) Any notice, statement, report, request or demand required or permitted to be given by this Agreement shall be in writing, and shall be sufficient if delivered in person or if addressed and sent by certified mail, return receipt requested, to the parties at the addresses set forth above, or at such other place that either party may designate by notice in the foregoing manner to the other.

	(g) The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or any condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.


	(h) The heading of the paragraphs herein are inserted for convenience and shall not affect any interpretation of this Agreement.

	IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

					MICROS-TO-MAINFRAMES, INC.

					By:/s/ Steven H Rothman
					   ---------------------
					      Steven H. Rothman
					   Chief Executive Officer and
					   President



					 /s/ David Schwartz
					 ------------------
					     David Schwartz